UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZipRealty, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZipRealty, Inc.

2000 Powell Street, Suite 300
Emeryville, California 94608
(510) 735-2600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2013

To our Stockholders:

We are holding our 2013 annual meeting of stockholders on Thursday, May 30, 2013, at 8:00 a.m. local time. It will be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, telephone (510) 594-3100. Only stockholders of record on April 1, 2013 are entitled to notice of and to vote at our annual meeting or at any adjournment or postponement of it. The purposes of the meeting are:

1.	To elect two Class III directors, each to serve for a term of three years expiring on the date of our 2016 annual meeting of stockholders or until a successor is duly elected and qualified;
2.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year 2013;
3.	To conduct an advisory vote to approve the compensation of our named executive officers;
4.	To conduct an advisory vote to approve the frequency of holding future advisory votes to approve executive compensation; and
5.	To transact any other business that may properly come before the annual meeting or any adjournment or postponement of it.

Your Board of Directors unanimously recommends that you vote “FOR” its nominees to the Board of Directors, “THREE YEARS” in the advisory vote to approve the frequency of holding future advisory votes to approve executive compensation, and “FOR” all other proposals described in this proxy statement. Those proposals are described more fully in the accompanying proxy statement, which we urge you to read.

As described further in the enclosed proxy statement and proxy card, you can submit your vote by mailing your proxy card or, if you are a stockholder of record, you may vote in person at the annual meeting. Please refer to the proxy statement and proxy card for additional information on how to submit your vote.

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to ensure that your shares are represented at the annual meeting by following the instructions on the enclosed proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 30, 2013:

This notice of meeting, proxy statement and proxy card, as well as our annual report to stockholders for the year ended December 31, 2012, are available at www.ziprealty.com/investor_relations.

By order of the Board of Directors,

Samantha E. Harnett
Secretary

April 17, 2013

i

ZipRealty, Inc.

2000 Powell Street, Suite 300
Emeryville, California 94608
(510) 735-2600

PROXY STATEMENT

Introduction

The accompanying proxy is solicited by the Board of Directors of ZipRealty, Inc., a Delaware corporation (“we,” “us,” “ZipRealty” or the “Company”), for use at our 2013 annual meeting of stockholders to be held on Thursday, May 30, 2013, at 8:00 a.m. local time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying notice of annual meeting. The annual meeting will be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, telephone (510) 594-3100.

These proxy solicitation materials were first mailed on or about April 17, 2013 to all stockholders entitled to vote at our annual meeting.

Questions and Answers about
the Proxy Materials and the Annual Meeting

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders. That meeting is scheduled to take place on Thursday, May 30, 2013, at 8:00 a.m. local time. This proxy statement summarizes information concerning the proposals to be voted on at that meeting. This information will help you to make an informed vote at the annual meeting.

What proposals will be voted on at the meeting?

We have scheduled the following proposals to be voted on at the meeting:

1.	The election of two Class III directors, each to serve for a term of three years expiring on the date of our 2016 annual meeting of stockholders or until a successor is duly elected and qualified;
2.	The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year 2013;
3.	An advisory vote to approve the compensation of our named executive officers; and
4.	An advisory vote to approve the frequency of holding future advisory votes to approve executive compensation.

What is the voting recommendation?

Your Board of Directors unanimously recommends that you vote your shares “FOR” its nominees to the Board of Directors, “THREE YEARS” in the advisory vote to approve the frequency of holding future advisory votes to approve executive compensation, and “FOR” all other proposals described in this proxy statement.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on April 1, 2013, which is the record date for our annual meeting of stockholders, are entitled to notice of and to vote at our annual meeting. As of the close of business on the record date, 20,792,965 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote those shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

If your shares are held directly in your name as the stockholder of record, you may vote those shares in person at the annual meeting, in which case please bring the enclosed proxy card or proof of identification. If you are the beneficial owner of shares held in street name, you may vote those shares in person at the annual meeting only if you obtain a signed proxy that gives you the right to vote those shares from the broker or nominee who is the stockholder of record.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you decide later not to attend the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting.

Stockholder of record

You may vote by granting a proxy. Please refer to the summary voting instructions included on your proxy card. You may vote by mail by signing your proxy card and mailing it in the enclosed postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the card but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Beneficial owner

For shares held in street name, please refer to the voting instruction card provided by your broker or nominee.

Can I change or revoke my vote after I submit my proxy?

Yes. You can change or revoke your vote at any time before we vote your proxy at the annual meeting.

Stockholder of record

If you are a stockholder of record, you can change or revoke your vote by one of the following methods:

•	Send a written notice to our Secretary at our principal executive offices in Emeryville, California stating that you would like to revoke your proxy.
•	Complete a new proxy card and send it to our Secretary. The new proxy card will automatically replace any earlier-dated proxy card that you returned.
•	Attend the annual meeting and vote in person.

If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of your proxy.

Beneficial owner

If you instructed a broker or nominee to vote your shares, follow your broker or nominee’s directions for changing or revoking those instructions.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In the advisory vote to approve the frequency of holding future advisory votes to approve executive compensation, you may vote for “THREE YEARS,” “TWO YEARS,” “ONE YEAR” or “ABSTAIN.” For any other proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Shares may also be present at a meeting as broker non-votes. Generally, broker non-votes occur when a broker holds shares in street name for a beneficial owner, the broker has not received voting instructions from the beneficial owner, and the broker indicates on a proxy that it does not have discretionary authority to vote on the proposal. Please note that brokers may not vote your shares in the election of directors or in the advisory votes in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” “WITHHELD,” “THREE YEARS,” “TWO YEARS” or “ONE YEAR” on a proposal will be treated as being present at the meeting for purpose of establishing a quorum and will also be treated as being entitled to vote on the proposal. Broker non-votes will be treated as being present at the meeting for the purpose of establishing a quorum but will not be treated as being entitled to vote on the proposal and, therefore, will not affect voting results.

The inspector of election appointed for the meeting will tabulate all votes. If you sign your proxy card or broker voting instruction card but do not provide instructions on how you wish your shares to be voted, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” its nominees to the Board of Directors, “THREE YEARS” in the advisory vote to approve the frequency of holding future advisory votes to approve executive compensation, “FOR” all other proposals described in this proxy statement, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each of the proposals?

In the election of directors, the two nominees for election as the Class III directors who receive the greatest number of “FOR” votes will be elected, even if those votes are less than a majority of shares present and entitled to vote. Votes “WITHHELD” are not counted towards the tabulation of votes cast in the election of directors.

In the advisory vote to approve the frequency of holding future advisory votes to approve executive compensation, the frequency (“THREE YEARS,” “TWO YEARS” or “ONE YEAR”) that receives the greatest number of votes will be the approved frequency, even if those votes are less than a majority of shares present and entitled to vote. Shares that are voted “ABSTAIN” are not counted towards the tabulation of votes cast in this advisory vote.

Any other proposal will be approved only if it receives the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. Note that shares that are voted “ABSTAIN” on a proposal may prevent the proposal from receiving the affirmative vote of a majority of the shares present and entitled to vote on the proposal and, therefore, have the same effect as votes “AGAINST” the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please sign and provide voting instructions for each proxy and voting instruction card you receive.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If that is the case and you wish to receive a separate set of proxy materials for this meeting, please request the separate set by contacting our transfer agent, American Stock Transfer & Trust Company, in writing at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Services, by telephone at (800) 937-5449, or by email to shareholders@amstock.com. Our transfer agent will then deliver the additional set of proxy materials promptly. You may also contact our transfer agent in the same fashion to give notice that you wish to receive a separate set of proxy materials in the future.

Similarly, if you share an address with another stockholder and have received multiple sets of our proxy materials, you may contact our transfer agent in the same manner set forth above to request delivery of a single set of these materials in the future.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K filed with the Securities and Exchange Commission within four business days after the annual meeting. You may access that report at www.sec.gov.

What happens if additional proposals are presented at the meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen circumstance a nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board of Directors.

Must a minimum number of stockholders vote or be present at the annual meeting?

Unless a quorum is present at the annual meeting, no action may be taken at the annual meeting except to adjourn it until a later time. Our bylaws provide that a majority of all of the shares of our stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” “WITHHELD,” “THREE YEARS,” “TWO YEARS” or “ONE YEAR” on any proposal, as well as broker non-votes, will be treated as being present and entitled to vote for purposes of establishing a quorum.

Is cumulative voting permitted in the election of directors?

Stockholders may not cumulate votes in the election of directors.

Who will bear the cost of soliciting votes for the meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also hire our transfer agent (American Stock Transfer & Trust Company) or another proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes. We will pay any proxy solicitor a reasonable and customary fee plus expenses for those services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our beneficial stockholders.

Proposal 1 — Election of Directors

You are being asked to elect Mr. Stanley M. Koonce, Jr. and Mr. Gary A. Wetsel as the Class III directors, each to serve for a term of three years expiring on the date of our 2016 annual meeting of stockholders or until his successor is duly elected and qualified.

Terms of directors

We have a classified Board of Directors, with overlapping terms of office. The current term for the Class III directors expires at this annual meeting, but if each of Mr. Koonce and Mr. Wetsel, our nominees, is duly elected by you, the term of his office will expire at our 2016 annual meeting, or when his successor is duly elected and qualified. The term for the Class I directors expires at the 2014 annual meeting, and the term for the Class II directors expires at the 2015 annual meeting. Each director serves for a three-year term (or the remainder of a three-year term when the director is filling a vacancy) or until his or her successor is duly elected and qualified. When a director is appointed by the Board of Directors to fill a vacancy in a class, he or she is appointed for the remainder of the three-year term of that class but is required to stand for election at our annual meeting of stockholders in the year following his or her appointment.

Our Board of Directors currently consists of six members: two who are Class I directors, two who are Class II directors and two who are Class III directors. Our Board of Directors currently has no vacant seats. Our Board of Directors has determined that each of its current members, except for Mr. Baker, is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards, as well as the applicable independence standards of The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission with respect to any committees on which he or she serves.

Election of Class III directors

The nominees of the Board of Directors for election by the stockholders as the Class III directors are Mr. Koonce and Mr. Wetsel. Each of these persons currently serves as a Class III director with a term of office expiring at this annual meeting. Our Corporate Governance and Nominating Committee has recommended these nominations. If elected, each of the two Class III nominees will serve as a director until our 2016 annual meeting or until his successor is duly elected and qualified. If a nominee is unable or unwilling to serve, proxies may be voted for a substitute nominee as we may designate. We are not aware of any reason that either of these nominees would be unable or unwilling to serve.

As long as a quorum is present, the two nominees for election as the Class III directors receiving the highest number of votes “FOR” will be elected as the Class III directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies “FOR” the election of Mr. Koonce and Mr. Wetsel.

The Board of Directors recommends a vote “FOR” the election of Mr. Stanley M. Koonce, Jr. and Mr. Gary A. Wetsel as the Class III directors, each to serve for a term of three years expiring on the date of our 2016 annual meeting of stockholders or until his successor is duly elected and qualified.

Directors

The following sets forth certain information concerning our directors, including the nominees for election at the 2013 annual meeting:

Name	Age	Position with Us	Director Since
Class III Director Nominees (terms expire at 2013 annual meeting):
Stanley M. Koonce, Jr.(1)	64	Director	2004
Gary A. Wetsel(1A,3)	67	Director	2007
Class I Directors (terms expire at 2014 annual meeting):
Elisabeth H. DeMarse(1,2)	59	Director	2005
Donald F. Wood(3)	58	Director, Chairman of the Board	1999
Class II Directors (terms expire at 2015 annual meeting):
Charles C. Baker	46	Director, Chief Executive Officer and President	2010
Robert C. Kagle(2,3)	57	Director	1999

(1)	Member of the Audit Committee.
(1A)	Member of the Audit Committee and audit committee financial expert.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.

Stanley M. (Mack) Koonce, Jr. has served on our Board of Directors since May 2004. Mr. Koonce has been the Chief Executive Officer and President of United Way of the Greater Triangle, a nonprofit serving portions of North Carolina, since September 2012. From June 2002 to June 2012, Mr. Koonce was the Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America, a youth mentoring organization. From April 2001 to April 2002, Mr. Koonce was President and Chief Executive Officer of Venue Ticket Exchange, a sports ticketing company. From September 2000 to May 2002, Mr. Koonce was Chairman of AIVIA, a software and web development company. Mr. Koonce holds a Masters of Business Administration degree and a Bachelor of Science degree in mathematics from the University of North Carolina at Chapel Hill.

Gary A. Wetsel has served on our Board of Directors since May 2007. Mr. Wetsel is an independent consultant. From April 2002 to December 2004, Mr. Wetsel served as Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, a provider of enterprise customer contact solutions, where he remained as a consultant until his retirement in March 2005. Mr. Wetsel has held senior executive positions with several other high-tech companies, including serving as Vice President and Chief Financial Officer of Zhone Technologies, Inc., President and Chief Executive Officer of WarpSpeed Communications Corp., Executive Vice President and Chief Operating Officer of Wyse Technology, Inc., President and Chief Executive Officer of Borland International, Inc., Executive Vice President and Chief Financial Officer of Octel Communications Corporation and Vice President and Chief Financial Officer of Ungermann-Bass, Inc. Mr. Wetsel also has over eleven years of experience in public accounting, including seven years with KPMG. Mr. Wetsel was a member of the boards of directors of LookSmart Ltd., an online advertising and technology company, from September 2004 until November 2006, where he chaired the audit committee, and of Blue Martini Software, Inc., a provider of software designed to optimize sales, from March 2004 until its acquisition in May 2005, where he also served on the audit committee. Mr. Wetsel is a Certified Public Accountant (inactive) and holds a Bachelor of Science degree in accounting from Bentley University. Based in part on Mr. Wetsel’s background, experience, and expertise, our Board of Directors has determined that Mr. Wetsel is an audit committee financial expert within the meaning of the Securities and Exchange Commission standards relating to audit committees.

Elisabeth H. DeMarse has served on our Board of Directors since July 2005. Ms. DeMarse has been the Chief Executive Officer and President and a member of the Board of Directors of TheStreet, Inc., an Internet financial newsletter company, since March 2012. From October 2010 to March 2012, Ms. DeMarse served as Chief Executive Officer of Newser, an online news service. From November 2006 until its acquisition by Bankrate, Inc. in August 2010, Ms. DeMarse served as Chief Executive Officer and President of CreditCards.com, an internet financial services company. From December 2005 to October 2006, Ms. DeMarse served as CEO-in-Residence of Austin Ventures. From April 2000 until June 2004, Ms. DeMarse served as President and Chief Executive Officer of Bankrate, Inc., an internet financial services company. From 1998 to 2000, Ms. DeMarse served as Executive Vice President of Hoover’s Online, Inc., an internet financial services company. Prior to joining Hoover’s, Ms. DeMarse served for ten years as a senior executive in a variety of roles at Bloomberg L.P., a financial services organization. Ms. DeMarse is a certified member of the National Association of Corporate Directors. Ms. DeMarse served on the boards of directors of InsWeb Corporation, an operator of an online insurance marketplace, from January 2011 to January 2012, of Heska Corporation, a seller of advanced veterinary diagnostic and specialty products, from August 2004 to June 2007, of Stockgroup, an internet source for financial data and news, from August 2005 to June 2007, of YP Corp., an online telephone directory, from January 2006 to August 2007, and of EDGAR-Online, Inc., an internet source for filings with the Securities and Exchange Commission, from October 2004 to November 2010. Ms. DeMarse holds a Masters of Business Administration degree from Harvard Business School and a Bachelor of Arts degree in history cum laude from Wellesley College.

Donald F. Wood has served on our Board of Directors since July 1999 and was appointed Chairman of the Board of Directors in May 2006. Mr. Wood has been a Managing Director of Draper Fisher Jurvetson since September 2006 and a Managing Member of Vanguard Ventures since February 1998. Mr. Wood holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Arts degree in economics from Stanford University.

Charles C. (Lanny) Baker has served as our Chief Executive Officer and President and a member of our Board of Directors since October 2010. From December 2008 until October 2010, Mr. Baker served as our Executive Vice President and Chief Financial Officer. From March 2005 to June 2007, Mr. Baker served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., an online recruitment services company. From June 1993 to March 2005, Mr. Baker served in positions of increasing responsibility in the Equity Research department at Smith Barney, a division of Citigroup, Inc., serving as Managing Director from January 2000 to March 2005. Prior to joining Smith Barney, Mr. Baker spent two years as an Equity Research Analyst at Morgan Stanley & Co. and two years in research assistant positions at Donaldson, Lufkin & Jenrette. Mr. Baker has served on the board of directors of XO Group Inc., a life stages media company targeting couples planning their weddings and future lives together, since November 2005, where he is currently the chair of its audit committee and its nominating and corporate governance committee, and on the board of directors of Homeaway, Inc., the world’s largest online marketplace for the vacation rental industry, since April 2011, where he is currently the chair of its audit committee. Mr. Baker holds a Bachelor of Arts degree in history from Yale College.

Robert C. Kagle has served on our Board of Directors since November 1999. Mr. Kagle has been a General Partner of Benchmark Capital since its founding in May 1995 and a General Partner of Technology Venture Investors since January 1984. Mr. Kagle has served on the board of directors of Zipcar, Inc., the operator of the world’s leading car sharing network, since July 2005. Previously, Mr. Kagle served on the boards of directors of Jamba, Inc. and its predecessor from 1994 to August 2009, of eBay Inc. from June 1997 to June 2007, and of E-LOAN, Inc. from January 1998 to its acquisition by Popular, Inc. in late 2005. Mr. Kagle holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Science degree in electrical and mechanical engineering from the General Motors Institute (renamed Kettering University in January 1998).

Board committees

Our Board of Directors has standing Audit, Compensation, and Corporate Governance and Nominating Committees. Each of these committees is governed by a written charter that is available, along with a copy of our Corporate Governance Guidelines, on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.”

Audit Committee.  Our Audit Committee consists of Mr. Wetsel (chair), Ms. DeMarse and Mr. Koonce. Our Board of Directors has determined that each of these persons is independent within the meaning of the applicable independent director standards of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. Our Board of Directors has further determined that Mr. Wetsel is an audit committee financial expert within the meaning of the Securities and Exchange Commission standards. This committee met seven times in 2012. This committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;
•	evaluating and providing guidance with respect to the external audit and qualifications, independence and performance of our independent registered public accounting firm;
•	pre-approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	reviewing management’s report on its assessment of the effectiveness of our internal controls and our significant accounting policies;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	providing the report that the Securities and Exchange Commission requires to be included in our annual proxy statement;
•	reviewing our risk management policies, including our investment policies and performance for cash and short-term investments; and
•	reviewing and monitoring compliance with our Code of Business Conduct and Ethics, a copy of which is available on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.”

Compensation Committee.  Our Compensation Committee consists of Mr. Kagle (chair) and Ms. DeMarse. Our Board of Directors has determined that each of these persons is independent within the meaning of the applicable independent director standards of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. This committee met four times in 2012. This committee’s purpose is to assist our Board of Directors in determining the development plans and compensation for our senior management and directors. Pursuant to its charter, this committee may form and delegate authority to subcommittees when appropriate. This committee’s responsibilities include:

•	reviewing and approving compensation and benefit plans for our executive officers;
•	setting performance goals for our officers and reviewing their performance against these goals;
•	evaluating the competitiveness of our executive compensation plans;
•	reviewing and recommending compensation for members of our Board of Directors and committees thereof; and
•	when required by the rules of the Securities and Exchange Commission, preparing a committee report to be included in our annual proxy statement.

Corporate Governance and Nominating Committee.  Our Corporate Governance and Nominating Committee consists of Messrs. Wood (chair), Kagle and Wetsel. Our Board of Directors has determined that each of these persons is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards. This committee met two times in 2012. This committee’s purpose is to assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria set by our Board of Directors, and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;
•	administering our policy for considering stockholder nominees for election to our Board of Directors;
•	evaluating and recommending candidates for election to our Board of Directors;
•	overseeing our Board of Directors’ periodic evaluation process;
•	reviewing our corporate governance principles and providing recommendations to the Board of Directors regarding possible changes;
•	periodically reviewing executive succession plans; and
•	reviewing and approving related party transactions.

Board leadership

As noted above, our Corporate Governance and Nominating Committee is responsible for evaluating the membership, structure and governance of our Board of Directors and its committees and making related recommendations to our Board of Directors. At the recommendation of this committee, our Board of Directors has adopted Corporate Governance Guidelines, which were designed primarily to assist our Board of Directors in carrying out its corporate governance responsibilities. A copy of the Corporate Governance Guidelines is available at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” As stated in the Corporate Governance Guidelines, our Board of Directors does not have a policy at this time on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. At present, those roles are separate, with Mr. Wood serving as our Chairman of the Board and Mr. Baker serving as our Chief Executive Officer and President. With the exception of Mr. Baker, all current members of our Board of Directors, including Mr. Wood, are independent directors under The NASDAQ Stock Market, Inc. independent director standards; see “Director independence” beginning on page 12 of this proxy statement. The Corporate Governance and Nominating Committee believes this leadership structure is the most appropriate structure at this time because of the unique and outside perspectives that independent directors, including an independent Chairman of the Board, bring to the discussions and deliberations of the Board of Directors.

Board risk oversight

Our Board of Directors is responsible for overseeing our risk management process, with our management responsible for day-to-day risk management. Management’s operational and strategic presentations to our directors include consideration of the challenges and risks to our business, and our directors and management actively engage in discussions on these topics. As described under “Board committees — Audit Committee” beginning on page 8 of this proxy statement, our Board of Directors has delegated to our Audit Committee responsibility for reviewing our risk management policies, including our investment policies and performance for cash and short-term investments. This committee also oversees and monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and it reviews and monitors compliance with our Code of Business Conduct and Ethics. Management periodically reviews the potential for risk exposure with this committee, as well as the potential for insurance coverage against such exposure. This committee, together with management, reports to the Board of Directors on these discussions as deemed warranted and in connection with our annual negotiations for insurance coverage.

Identifying and evaluating director nominees

Qualifications.  We have no stated minimum criteria for director nominees. The Corporate Governance and Nominating Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service and other commitments, and the general needs of the

Board of Directors, in accordance with the charter of this committee and with our Corporate Governance Guidelines, a copy of which is available at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” This committee considers the skills and experience of candidates in the context of the needs of the full Board of Directors, including the diversity of the candidates’ skills and experience in areas that are relevant to our business and activities such as operations, finance, marketing and sales. This committee believes it appropriate that at least one member of our Board of Directors meet the criteria for an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission, and that a majority of the members of our Board of Directors meet the independent director standards of The NASDAQ Stock Market, Inc.

This committee also believes it may be appropriate for certain members of our management, in particular our Chief Executive Officer, to participate as a member of our Board of Directors. Accordingly, Mr. Baker, our Chief Executive Officer and President, was selected for membership on our Board of Directors. Prior to becoming our Chief Executive Officer, Mr. Baker served as our Executive Vice President and Chief Financial Officer for nearly two years, where he gained a deep understanding of our business model. Mr. Baker also has extensive business leadership and financial experience from his previous positions as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., and as Managing Director at Smith Barney, a division of Citigroup. In addition, Mr. Baker has board experience as a director of XO Group Inc., where he serves as chair of the audit committee and the nominating and corporate governance committee, and as a director of Homeaway, Inc., where he serves as chair of the audit committee.

Our current non-employee directors represent a diverse group of leaders in their respective fields, and they all have experience serving on the boards of directors of other companies. These attributes provide an understanding of different business challenges and strategies. Our Corporate Governance and Nominating Committee nominated our non-employee directors for membership on our Board of Directors because of the leadership experiences, diverse professional skills and other experiences described below, which this committee believes provide us with the perspectives and judgment necessary to guide our strategies and to monitor their execution.

Ms. DeMarse:

•	Business leadership and financial experience as Chief Executive Officer and President of TheStreet, Inc., Chief Executive Officer of Newser, Chief Executive Officer and President of CreditCards.com, CEO-in-Residence of Austin Ventures, President and Chief Executive Officer of Bankrate, Inc. and Executive Vice President of Hoover’s Online, Inc.
•	Outside board experience as a director of EDGAR-Online, Inc., Heska Corporation, InsWeb Corporation, Stockgroup and YP Corp., as well as a private company, and professional accreditation as a certified member of the National Association of Corporate Directors

Mr. Kagle:

•	Financial and equity management experience as a General Partner of Benchmark Capital and as a General Partner of Technology Venture Investors
•	Leadership experience with various trade associations and as Chairman Emeritus of the Board of Trustees at Kettering University
•	Corporate strategy experience as a consultant with Boston Consulting Group
•	Outside board experience as a director of eBay Inc., E-LOAN, Inc., Jamba, Inc., and Zipcar, Inc., as well as various private companies

Mr. Koonce:

•	Business leadership experience as Chief Executive Officer and President of United Way of the Greater Triangle, President and Chief Executive Officer of Venue Ticket Exchange and President of the Travel Services Division of CUC International

•	Operations experience as Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America, and operations and marketing experience as Executive Vice President of Wyndham Hotels
•	Outside board experience as Chairman of AIVIA, and board experience as a director of Wyndham hotels and as a director of national and local Big Brothers Big Sisters agencies

Mr. Wetsel:

•	Business leadership and financial experience as President and Chief Executive Officer of Borland International, Inc., President and Chief Executive Officer of WarpSpeed Communications Corp., Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, Executive Vice President and Chief Operating Officer of Wyse Technology, Inc., Executive Vice President and Chief Financial Officer of Octel Communications Corporation, Vice President and Chief Financial Officer of Zhone Technologies, Inc. and Vice President and Chief Financial Officer of Ungermann-Bass, Inc.
•	Public company accounting experience, including with KPMG, and professional accreditation as a Certified Public Accountant (inactive)
•	Outside board experience as a director of LookSmart Ltd. and Blue Martini Software, Inc., as well as several private companies

Mr. Wood:

•	Financial and equity management experience as a Managing Director of Draper Fisher Jurvetson and a Managing Member of Vanguard Ventures
•	Business leadership experience as President of Metricom, Inc.
•	Sales and marketing experience as Senior Vice President of Sales and Marketing at International Power Technology
•	Corporate strategy experience as a consultant with McKinsey and Company
•	Outside board experience as a director of various private and non-profit entities

Process.  On an annual basis, the Corporate Governance and Nominating Committee reviews with the Board of Directors the qualifications sought in director candidates, the skills and characteristics of the incumbent directors, and the composition of the Board of Directors as a whole. This assessment includes a review of the incumbent directors’ qualification as independent, as well as a consideration of other qualifications and the diversity of the members’ skills and experience in the context of the needs of the Board of Directors in areas such as operations, finance, marketing and sales. During that review, the Corporate Governance and Nominating Committee, together with the Board of Directors, can assess the effectiveness of our policies with respect to membership on the Board of Directors, including its policy with respect to the consideration of diversity.

Next, the Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of our Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new, diverse perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

Stockholder recommendations.  Pursuant to the requirements of its charter, the Corporate Governance and Nominating Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A copy of our bylaws has been filed with the Securities and Exchange Commission as an exhibit to our Form S-1 filed on May 20, 2004, as amended, and is available on its website at www.sec.gov, as well as on our website at www.ziprealty.com under “Investor Relations — Financial Information — SEC Filings.” Any candidates properly recommended by stockholders in accordance with the foregoing requirements will be considered in such manner as the members of our Corporate Governance and Nominating Committee deem appropriate.

Equity ownership requirements for directors

Our Board of Directors believes it to be in the best interests of our Company and its stockholders to align more closely the interests of stockholders and non-employee directors by requiring non-employee directors to own equity in our Company. Accordingly, under our Corporate Governance Guidelines, each non-employee director is required to own at least 5,000 shares of our common stock, with new directors to obtain this ownership no later than 120 days after joining the Board of Directors. Such shares must be owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, with the exception that shares subject to stock options and other rights to acquire stock will not be deemed to be shares owned until such options or other rights are exercised. Each of our five non-employee directors currently meets this equity ownership requirement. We reserve the right to adjust these stock ownership requirements in connection with any stock split, business combination or other event. Upon the request of any non-employee director to have the stock ownership requirements waived with respect to him or her due to hardship or a requirement to comply with a court order, the Corporate Governance and Nominating Committee will consider such request and may make such waivers as it deems appropriate under the circumstances.

Director independence

The Board of Directors has adopted standards concerning director independence which meet the applicable independence standards of The NASDAQ Stock Market, Inc. and the rules of the Securities and Exchange Commission.

Our General Counsel, the Corporate Governance and Nominating Committee and the Board of Directors are involved in the process of determining the independence of acting directors and director nominees. The General Counsel solicits relevant information from directors and director nominees via a questionnaire, which covers material relationships, compensatory arrangements, employment and any affiliation with us, and which the directors and director nominees complete and return to the General Counsel. In addition to reviewing information provided in the questionnaire, the General Counsel asks our executive officers on an annual basis regarding their awareness of any existing or currently proposed transactions, arrangements or understandings involving us in which any director or director nominee (or any of his or her immediate family members) has or will have a direct or indirect material interest. The General Counsel shares with the Corporate Governance and Nominating Committee and the Board of Directors any information regarding the director or director nominee that suggests that such individual is not independent under the applicable independence requirements of The NASDAQ Stock Market, Inc. or Securities and Exchange Commission. The Board of Directors discusses all relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K, prior to making a determination with respect to the independence of each director and director nominee.

For example, one of our directors, Mr. Kagle, is a managing member of Benchmark Capital, one of our largest stockholders. A Benchmark Capital fund is an investor in Zillow.com, Inc., and another Benchmark Capital managing member serves on the board of directors of Zillow. Zillow operates a website that provides residential real estate information to consumers. We advertise through Zillow on a regular basis pursuant to an agreement negotiated on an arm’s-length basis. After due inquiry, our Board of Directors has not found any conflict of interest regarding this relationship due to the nature of the respective businesses of ZipRealty and Zillow, nor any basis to find Mr. Kagle not independent. Also, given the nature of the relationship among Mr. Kagle, Benchmark Capital and Zillow, our Board of Directors has not found any direct or indirect material interest by Mr. Kagle in our transactions with Zillow. In addition, Mr. Wood, our Chairman of the Board, is a managing director of Draper Fisher Jurvetson, which has a fund that is an investor in Redfin Corporation, an on-line real estate company. Redfin is a competitor of ours. After due inquiry, our Board of Directors has not found any conflict of interest regarding this relationship, nor any basis to find that Mr. Wood is not independent. Further, Mr. Kagle is affiliated with a fund that beneficially owns approximately 20% of our stock; see “Security Ownership by our Directors, Officers and Principal Stockholders” beginning on page 20 of this proxy statement. After due inquiry, our Board of Directors has not found any conflict of interest regarding this affiliation, nor any basis to find that Mr. Kagle is not independent because of this affiliation.

Based on the review described above, our Board of Directors has affirmatively determined that:

•	Mr. Baker is not independent under The NASDAQ Stock Market, Inc. independent director standards by virtue of his current position as our Chief Executive Officer and President.
•	Our remaining directors, who represent a majority of our Board of Directors, are independent under The NASDAQ Stock Market, Inc. independent director standards. These persons are Ms. DeMarse and Messrs. Kagle, Koonce, Wetsel and Wood.
•	All members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent under the applicable independent director standards of The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission with respect to any committees on which he or she serves.

Other than as described above, in 2012, there were no transactions, relationships or arrangements not disclosed as related person transactions that were evaluated by our Board of Directors in determining that the applicable independence standards were met by each of our directors.

Director attendance at meetings

Board and committee meetings.  Our Board of Directors met six times in 2012. No director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board of Directors in 2012 and (ii) the total number of meetings held by all committees on which he or she served in 2012 while he or she served on those committees.

Annual meeting of stockholders.  We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are strongly encouraged to make every effort to attend each annual meeting of stockholders. To this end, we make every effort to schedule our annual meeting of stockholders at a time and date that will maximize attendance by our directors, taking into account the directors’ schedules. Accordingly, we have scheduled a meeting of the Board of Directors immediately to follow our 2013 annual meeting of stockholders on the same date and in the same location. All of our directors attended our 2012 annual meeting of stockholders.

Executive sessions.  The policy of the Board of Directors is to have regularly scheduled executive sessions of independent directors. Such meetings generally occur on a quarterly basis. During each such session, an independent director chairs the executive session and bears such further responsibilities that the independent directors as a whole might designate from time to time.

Contacting our directors

Any stockholder who desires to contact any members of our Board of Directors can write to the following address: Board of Directors, c/o Secretary, ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors as deemed appropriate depending on the facts and circumstances outlined in the communication received. Where the nature of a communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or our management or independent advisors, as the Secretary considers appropriate. It is our Secretary’s practice to inform our Board of Directors of all communications on a regular basis, which typically occurs at each quarterly, regularly scheduled meeting of the Board of Directors.

Director compensation

Cash awards.  Our non-employee directors are compensated in accordance with the terms of our Director Compensation Policy, a copy of which can be found on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” Each of our non-employee directors receives an annual retainer of $18,000. The non-employee directors serving as the chairs of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee receive additional annual retainers of $25,000, $5,000 and $5,000, respectively. The non-employee directors serving as members but not as chairs of those committees receive an additional annual retainer of $5,000, $2,500 and $2,500, respectively, for each such committee membership. We pay these retainers on a quarterly basis. In the event a non-employee director assumes or vacates a position on our Board of Directors or one of its committees during a quarter, he or she is entitled to a prorated portion of the cash retainer for such position for that quarter based on the percentage of days in that quarter during which he or she served in that position. We also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors who are our employees receive no separate compensation for services rendered as directors.

Option awards.  Pursuant to our 2004 Equity Incentive Plan, each non-employee director who joins our Board of Directors receives a nondiscretionary, automatic grant of an option to purchase 16,666 shares of our common stock upon joining our Board of Directors, which vests over three years in equal annual installments. In addition, on the date of each annual meeting of stockholders, each non-employee director receives an annual nondiscretionary, automatic grant of an option to purchase 6,666 shares (or, beginning in 2012, in the case of our Chairman of the Board, 10,000 shares) of our common stock, which vests in full on the earlier of (i) the first anniversary of the date of grant and (ii) our next annual meeting of stockholders at which directors are elected. Vesting for both types of awards is subject to the non-employee director’s continued service to us through the relevant vesting date. These options do not contain provisions for acceleration of vesting or any other benefits upon a change of control. Non-employee directors may also receive discretionary option awards from time to time as deemed warranted by the Board of Directors.

Fiscal year 2012 awards.  On March 8, 2012, our Board of Directors approved a one-time stock option grant to each non-employee director for 50,000 shares of our common stock at an exercise price of $1.25 per share. The options were granted under and are governed by the terms of our 2004 Equity Incentive Plan. Each option vested in full on the first anniversary of the date of grant. On June 7, 2012, in connection with our 2012 annual meeting of stockholders, each continuing non-employee director then serving on our Board of Directors received an automatic grant of an option to purchase 6,666 shares (or, in the case of Mr. Wood, our Chairman of the Board, 10,000 shares) of our common stock at an exercise price of $1.36 per share, subject to the continuing director grant vesting schedule noted above. Mr. Baker received cash and equity compensation during 2012 in consideration of his service as our Chief Executive Officer and President; see the “Summary compensation table” beginning on page 24 of this proxy statement. Mr. Baker did not receive any cash or equity compensation during 2012 for his service on our Board of Directors. Other than these option awards, as well as the cash awards paid in accordance with the policy described above, no option grants, retainers or attendance fees were made or paid to any of our directors during fiscal year 2012.

The following table summarizes the compensation of our non-employee directors in 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Elisabeth H. DeMarse	25,500	31,960	57,460
Robert C. Kagle	25,500	31,960	57,460
Stanley M. Koonce, Jr.	23,000	31,960	54,960
Gary A. Wetsel	45,500	31,960	77,460
Donald F. Wood	23,000	33,990	56,990

(1)	Consists of amounts paid under our Director Compensation Policy as described above.
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 relating to stock option grants for the fiscal year ended December 31, 2012, as required by the Securities and Exchange Commission for disclosure purposes in this director compensation table. The information regarding the valuation assumptions used is included in footnote 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2013. The non-employee directors held options to purchase the following number of shares of common stock as of December 31, 2012: Ms. DeMarse — 113,328 shares; Mr. Kagle — 103,328 shares; Mr. Koonce — 119,994 shares; Mr. Wetsel — 99,996 shares; and Mr. Wood — 156,662 shares. The grant date fair value was $0.558 for each of the options to purchase 50,000 shares of our common stock, at an exercise price of $1.25 per share, granted to our non-employee directors on March 8, 2012. The grant date fair value was $0.609 for each of the options to purchase 6,666 shares (or, in the case of Mr. Wood, our Chairman, 10,000 shares) of our common stock, at an exercise price of $1.36 per share, granted to our non-employee directors on June 7, 2012.

Proposal 2 — Appointment of Independent Registered Public Accounting Firm

You are being asked to ratify the appointment of Moss Adams LLP (“Moss Adams”) as our independent registered public accounting firm for our fiscal year ending December 31, 2013. If the appointment is not ratified by our stockholders, our Audit Committee may consider whether it should take any action concerning this appointment.

Change of independent registered public accounting firm

On March 29, 2012, our Audit Committee appointed Moss Adams as our independent registered public accounting firm for fiscal year 2012. During 2010 and 2011 and through March 29, 2012, we did not consult with Moss Adams regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Prior to the appointment of Moss Adams, PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm since our inception in 1999. We dismissed PwC as our independent registered public accounting firm on March 29, 2012. PwC’s audit reports on our financial statements for the years ended December 31, 2010 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2010 and 2011 and through March 29, 2012, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their report on the financial statements for such years and (ii) no reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of Moss Adams are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

Audit fees

The following table sets forth the approximate fees for services rendered by PwC and Moss Adams with respect to fiscal years 2011 and 2012:

	Fiscal Year 2011	Fiscal Year 2012
Audit Fees(1)	$521,500	$218,995
Audit-related Fees(2)	—	—
Tax Fees(3)	47,200	25,000
All Other Fees(4)	1,800	13,800
Total Fees	$570,500	$257,795

(1)	Audit Fees include fees associated with the annual audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of consolidated financial statements included in our Quarterly Reports on Form 10-Q, fees for the audit of ZipRealty’s internal control over financial reporting related to compliance with the Sarbanes-Oxley Act of 2002, and fees for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related Fees principally include consultation services on financial reporting and internal control matters.
(3)	Tax Fees include tax compliance, tax advice and tax planning.
(4)	For fiscal year 2011, All Other Fees relate to an annual subscription to PwC’s online library of authoritative financial reporting and assurance literature. For fiscal year 2012, All Other Fees relate to Moss Adams’ audit of the Company’s employee retirement plan and to an annual subscription to PwC’s online library of authoritative financial reporting and assurance literature.

Our Audit Committee is responsible under its charter for pre-approving (or designating a member to pre-approve) audit and non-audit services provided to us by our independent registered public accounting firm (or subsequently approving non-audit services when subsequent approval is necessary and permissible). In fiscal year 2012, the Audit Committee pre-approved all audit and non-audit services provided to us by Moss Adams, including all fees described in the table above, and no Moss Adams non-audit services have been subsequently approved pursuant to 17 CFR 210.2-01(c)(7)(i)(C). The Audit Committee has delegated to its chair the ability to pre-approve miscellaneous services to be provided by our independent registered public accounting firm in an aggregate amount not to exceed $10,000, and for audit and tax related individual projects up to $15,000, as long as the chair presents such pre-approval to the full committee for ratification at its next meeting.

Required vote

As long as a quorum is present, the proposal will be approved if it receives the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. The persons named in the enclosed proxy intend to vote the shares represented by those proxies in favor of this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Proposal 3 — Advisory Vote to Approve the Compensation of our Named Executive Officers

You are being asked to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (as identified in the “Summary compensation table” beginning on page 24 of this proxy statement). This vote is sometimes referred to as a “say-on-pay vote.”

We urge you to read the discussion under “Compensation and Other Information Concerning Officers” beginning on page 23 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as detailed information on the compensation of our named executive officers. Our Compensation Committee and Board of Directors believe that those policies and procedures are effective in achieving our goals and that the compensation of our named executive officers will support and contribute to our success.

As long as a quorum is present, this proposal will be approved if it receives the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. The persons named in the enclosed proxy intend to vote the shares represented by those proxies in favor of this proposal.

The opportunity to vote on this proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. However, as an advisory vote, the vote on this proposal is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board of Directors value the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as described in this proxy statement.

Proposal 4 — Advisory Vote to Approve the Frequency of Holding Future Advisory Votes to
Approve Executive Compensation

You are being asked to approve, on an advisory (non-binding) basis, how frequently you would like a say-on-pay vote on executive compensation, such as the above proposal, to occur. You may indicate whether you would prefer that we hold a say-on-pay vote every three years, two years or one year. The Board of Directors recommends that the vote occur every three years.

The Compensation Committee typically conducts a full review of executive compensation every three years, except when executive salaries have been frozen due to financial performance or macroeconomic conditions. Our Compensation Committee believes that this review cycle permits a meaningful evaluation of our performance against our compensation practices, because adjustments in pay practices take time to implement and to be reflected in our financial performance and in the price of our common stock.

The Board of Directors believes that providing our stockholders with a say-on-pay vote every three years is consistent with the review cycle adopted by the Compensation Committee. If a say-on-pay vote were held more frequently, it would not permit stockholders to evaluate our long-term performance against our compensation practices. Focusing on executive compensation over a shorter period would focus on short-term results rather than long-term value creation, which would be inconsistent with our compensation philosophy, and it could be detrimental to us, our employees and our financial results. Also, a say-on-pay vote every three years would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately. This response would be more difficult to accomplish on a shorter basis, and the Board of Directors believes that both we and our stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

For these reasons, the Board of Directors recommends that you vote to hold a say-on-pay vote every three years. Your vote, however, is not to approve or disapprove this recommendation. When voting on this proposal, you have four choices: you may elect that we hold a say-on-pay vote every three years, two years or one year, or you may abstain from voting. As long as a quorum is present, the number of years that receives the highest number of votes will be the frequency that stockholders approve.

The opportunity to vote on this proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. However, as an advisory vote, the vote on this proposal is not binding upon us, and the Compensation Committee and the Board of Directors may decide that it is in the best interests of our stockholders and our Company to hold a say-on-pay vote more or less frequently than the option approved by our stockholders. However, the Compensation Committee and the Board of Directors will consider the outcome of the vote when making future decisions on the frequency of conducting a say-on-pay vote.

The Board of Directors recommends a vote for the holding of future advisory votes to approve executive compensation every “THREE YEARS.”

Transaction of Other Business

We know of no other proposals to be presented at the meeting. If any other proposal is presented properly, the shares represented by the proxies we receive will be voted according to the instructions of the persons named in the proxies. It is the intention of the persons named in the form of proxy to vote the shares that those proxies represent as the Board of Directors recommends.

Security Ownership by our Directors, Officers and Principal Stockholders

The following table sets forth information about the beneficial ownership of our common stock at April 1, 2013, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;
•	each named executive officer (as identified in the “Summary compensation table” beginning on page 24 of this proxy statement);
•	each of our directors; and
•	all of our executive officers and directors as of April 1, 2013 as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding the shares of common stock subject to options or warrants held by that person that were exercisable on or within 60 days of April 1, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The percentage ownership calculations are based on 20,792,965 shares of common stock outstanding on April 1, 2013, the record date for our 2013 annual meeting of stockholders. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
More than 5% stockholders:
Benchmark Capital Partners IV, L.P.(1)	4,208,386	20.2%
Osmium Partners, LLC(2)	2,664,799	12.8%
Passport Capital, LLC(3)	1,519,058	7.3%
Juan F. Mini(4)	1,344,199	6.5%
Lamoreaux Capital Management, LLC(5)	1,116,773	5.4%
Directors and named executive officers:
Charles C. Baker(6)	909,537	4.2%
Eric L. Mersch(7)	67,708	*
Samantha E. Harnett(8)	169,047	*
Elisabeth H. DeMarse(9)	118,328	*
Robert C. Kagle(10)	4,311,714	20.6%
Stanley M. Koonce, Jr.(11)	136,994	*
Gary A. Wetsel(12)	117,496	*
Donald F. Wood(13)	176,474	*
All directors and executive officers as a group (10 people)(14)	6,181,387	27.5%

(1)	These shares are held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and individuals currently or formerly affiliated with these funds. Benchmark Capital Partners IV, L.P. has disclaimed beneficial ownership of the shares it holds as nominee, but for which it does not exercise voting or dispositive power. Mr. Kagle, who is one of our directors, is a member of Benchmark Capital Management Co. IV, L.L.C., which is the general partner of the above funds. Each of the members of Benchmark Capital Management Co. IV, L.L.C., including Mr. Kagle, has disclaimed beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. The address of these funds is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(2)	Based on information contained in a Schedule 13D filed March 27, 2013. Includes 14,600 shares held by John H. Lewis individually. Also includes 2,650,199 shares beneficially owned by Mr. Lewis as the controlling member of Osmium Partners, LLC, which shares beneficial ownership of these shares with the direct holders of these shares, which are private investment funds for which Osmium serves as general partner. Each filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by it. The address for these filers is 388 Market Street, Suite 920, San Francisco, CA 94111.
(3)	Based on information contained in a Schedule 13G/A filed February 14, 2013. These shares are held of record by a British Virgin Islands entity known as Passport Special Opportunities Master Fund, LP (the “Fund”). Passport Holdings, LLC, a Delaware limited liability company, is the general partner of the Fund. Passport Capital, LLC, a Delaware limited liability company, serves as investment manager to the Fund. John H. Burbank, III is the sole managing member of Passport Capital. As a result, each of Passport Holdings, Passport Capital and Mr. Burbank may be considered to share the power to vote or to dispose of the shares owned of record by the Fund. The address of these entities and Mr. Burbank is c/o Passport Capital, One Market Street, Steuart Tower, Suite 2200, San Francisco, CA 94105.
(4)	Includes 500,000 shares held of record by Mr. Mini and 844,199 shares held of record by Iverson Financial Corp. Mr. Mini may beneficially own additional shares in street name through a broker. Mr. Mini is a director of Iverson Financial Corp., which is controlled by members of his family, and his address is 881 Ocean Drive, Apt. 26-H, Key Biscayne, FL 33149.
(5)	Based on information contained in a Schedule 13G/A filed February 14, 2013. Includes 979,955 shares beneficially owned by Lamoreaux Capital Management, LLC, which is a registered investment adviser whose clients have the right to receive or direct the receipt of proceeds from the sale of these shares. Phillip A. Lamoreaux is the manager of the LLC and shares beneficial ownership of these shares. Also includes 136,818 shares of which Mr. Lamoreaux is the sole beneficial owner. The address of Lamoreaux Partners (which is the owner of record of some of the shares), the LLC and Mr. Lamoreaux is 1505 Bridgeway, Suite 125, Sausalito, CA 94965.
(6)	Includes 734,441 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2013. Shares may be held in a family trust of which Mr. Baker and his wife are trustees.
(7)	Includes 67,708 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2013.
(8)	Includes 153,175 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2013, and 15,000 shares of restricted stock that vest in full on December 6, 2013, subject to Ms. Harnett’s continued service relationship with us.
(9)	Includes 113,328 issuable upon exercise of options that are exercisable within 60 days of April 1, 2013.
(10)	Includes 103,328 shares issuable upon exercise of options held by Mr. Kagle that are exercisable within 60 days of April 1, 2013. Also includes shares described in footnote (1) above, subject to the disclaimer noted therein, which may include shares beneficially owned by Mr. Kagle and family trusts for which Mr. Kagle may be deemed to have sole voting and dispositive power.
(11)	Includes 119,994 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2013.
(12)	Includes 99,996 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2013.
(13)	Includes 156,662 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2013.
(14)	Includes 1,548,632 shares subject to options exercisable within 60 days of April 1, 2013 and 15,000 shares of restricted stock, which are noted in the above footnotes for our directors and named executive officers, and 166,867 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2013, which are held by our other executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and any person who owns more than ten percent (10%) of our shares of common stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and with us. Based on our review of copies of forms and written representations, we believe that all of our officers, directors and greater than ten percent (10%) stockholders complied on a timely basis with the filing requirements applicable to them for the year ended December 31, 2012.

Significant Relationships and Transactions with Directors, Officers or
Principal Stockholders

We describe below transactions and series of similar transactions, since January 1, 2011, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	a director, director nominee, executive officer, or holder of more than 5% of our common stock, or any member of his or her immediate family, had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Indemnification agreements with officers and directors

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with our directors and with our officers with a title of Vice President or higher, and we intend to do so with respect to such officers and directors in the future. Our charter documents also protect each of our directors, to the fullest extent permitted by the Delaware General Corporation Law, from personal liability to us and our stockholders from monetary damages for a breach of fiduciary duty as a director.

Review of related party transactions

Pursuant to our Code of Business Conduct and Ethics and our Corporate Governance and Nominating Committee Charter, our Board of Directors and our Corporate Governance and Nominating Committee must review and approve any transaction in which we are a participant and in which any director, director nominee, executive officer or holder of 5% or more of our common stock has or will have a direct or indirect material interest, including by virtue of immediate family members. Since January 1, 2011, we have not been a participant in any transaction with a related person other than the indemnification arrangements described above, or as may be described under “Director compensation” beginning on page 14 of this proxy statement or under “Compensation and Other Information Concerning Officers” beginning on page 23 of this proxy statement.

Compensation and Other Information Concerning Officers

Procedures for determining compensation

Our Compensation Committee is responsible for reviewing the performance of our management in achieving our corporate and financial objectives and overseeing that our management is compensated fairly and consistently with our compensation philosophy. Toward those ends, the Compensation Committee, with input from our Chief Executive Officer and surveys prepared by outside compensation consultants, oversees our compensation, equity and employee benefit plans and programs.

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. On occasion, the Compensation Committee has engaged compensation consultants to evaluate peer groups and assist it with consideration and analysis of potential employee incentive programs. Most recently, the Compensation Committee engaged Compensia to assist it with its consideration and analysis of executive compensation programs for fiscal year 2010. The Compensation Committee determined the nature and scope of Compensia’s engagement, which included (i) reviewing our executive compensation guiding principles; (ii) analyzing, both qualitatively and quantitatively, relevant data regarding executive compensation levels, practices and performance at other companies used for benchmarking purposes; (iii) providing an executive compensation assessment and pay-for-performance analysis; and (iv) presenting a detailed executive compensation analysis.

The Compensation Committee considered this information in determining 2010 compensation for our executive officers. For 2011 compensation, the Compensation Committee did not re-engage a consultant due to the comprehensive study conducted the previous year. Since then and to date in 2013, the Compensation Committee has not re-engaged a consultant because it has decided to freeze executive salaries at this time, except in connection with promotions, given our financial performance and macroeconomic conditions.

Compensation philosophy

Our basic compensation philosophy is to attract, retain and motivate highly skilled management whose interests are closely aligned to the interests of the Company’s stockholders. This philosophy is implemented through compensation practices for named executive officers that that are designed (i) to attract and retain superior management, (ii) to align executive compensation programs with overarching key organizational goals including growth and profitability, (iii) to reward sustained long-term performance though equity incentive plans, and (iv) to provide competitive cash compensation for recruitment and retention purposes. Performance and compensation metrics are designed to grow our revenue and profitability and, thereby, in the long term, increase stockholder value.

Compensation components

We use three basic compensation components for our named executive officers: (i) base salaries, (ii) long-term equity compensation, and (iii) annual incentive plans that may include both cash and equity features. Base salaries are designed to target just below the market median of our peer group, although individual performance is considered in determining the size of any annual or other increase. Long-term equity compensation is designed to be over-weighted relative to cash compensation, and it is intended to incentivize and reward future individual achievement in alignment with stockholders’ interests. Annual incentive plans, which may include cash and equity components, are designed to provide moderate upside rewards for the Company’s achievement of key annual corporate goals, such as growth and profitability, and to promote retention. These three compensation components, taken together, are targeted to approximate the market median. The components are weighted with the intention that named executive officers will have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executive officers. Compensation for executives also includes compensation available to most other employees, including a 401(k) plan and health and welfare insurance.

Summary compensation table

The following table sets forth information regarding compensation earned in 2011 and 2012 by our Chief Executive Officer and our two other most highly compensated executives in 2012 who were employed at the end of fiscal year 2012 (these individuals are collectively referred to as our “named executive officers”):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Charles C. Baker Chief Executive Officer and President	2012	330,800	0	144,834	23,485	(3)	499,119
	2011	326,100	0	0	1,613		327,713
Eric L. Mersch Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer(4)	2012	200,080	0	160,500	0		360,580
	2011	0	0	0	0		0
Samantha E. Harnett Senior Vice President, Business Development, General Counsel and Secretary(5)	2012	194,776	43,050	197,433	28,330	(6)	463,589
	2011	218,750	0	55,480	2,208		276,438

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 relating to restricted stock grants for the relevant fiscal years, as required by the Securities and Exchange Commission for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our most recent Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 14, 2013.
(2)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 relating to stock option grants for the relevant fiscal years, as required by the Securities and Exchange Commission for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our most recent Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 14, 2013.
(3)	Amount includes $22,253 in commission discounts for a residential real estate transaction conducted through our employee discount program.
(4)	Mr. Mersch was hired by the Company in April 2012.
(5)	Ms. Harnett was promoted to this position in December 2012. She previously served as Vice President, General Counsel and Secretary.
(6)	Amount includes PTO payout of $26,712.

Employment agreements and salaries

Mr. Baker.  Effective October 2, 2010, Mr. Baker was promoted to the position of our Chief Executive Officer and President. In connection with that promotion, we entered into an employment agreement with Mr. Baker, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K. Pursuant to the agreement, Mr. Baker is entitled to receive an annual base salary of not less than $312,000, which was his base salary in effect immediately prior to his promotion, but the Compensation Committee agreed to review Mr. Baker’s base salary at least annually and make such increases as it deemed appropriate. Accordingly, in recognition of Mr. Baker’s promotion, on March 5, 2011, the Compensation Committee increased Mr. Baker’s annual base salary to $330,800 effective April 1, 2011, which remains his current annual base salary at this time. The agreement also contains provisions concerning future bonuses and post-termination payments, which are discussed in more detail under “Annual incentive compensation plans” below and “Post-termination protection and payments — Employment agreements” on page 28 of this proxy statement.

Mr. Mersch and Ms. Harnett.  We hired Mr. Mersch and Ms. Harnett pursuant to offer letters with our standard terms, and we do not have an employment agreement with either of these named executive officers. A copy of Mr. Mersch’s offer letter is filed as an exhibit to our most recent Annual Report on Form 10-K. Mr. Mersch’s offer letter sets forth an annual base salary of $275,000, which remains his current base salary at this time. Ms. Harnett’s annual base salary was increased from $225,000 to $260,000 in connection with her promotion to the position of Senior Vice President, Business Development in December 2012.

Annual incentive compensation plans

For fiscal years 2011 and 2012, our named executive officers then in office were eligible to receive compensation under our 2011 Management Incentive Plan and 2012 Management Incentive Plan. For fiscal year 2013, our named executive officers may be eligible to receive compensation under our 2013 Management Incentive Plan. Copies of the plans are filed as exhibits to our most recent Annual Report on Form 10-K. Under our employment agreement with Mr. Baker, for the remainder of Mr. Baker’s employment period, we have agreed to implement incentive bonus plans pursuant to which Mr. Baker will have the opportunity to earn a substantial percentage of his annual base salary in the form of performance-based annual cash incentive bonus payments.

2011 Management Incentive Plan.  Under our 2011 Management Incentive Plan, payments were subject to our achievement of minimum Adjusted EBITDA (as defined in the plan) of at least $1 million for fiscal year 2011. Incentives earned under the plan were structured to be paid as a single annual cash payment. Because we did not achieve minimum Adjusted EBITDA of at least $1 million for fiscal year 2011, our named executive officers did not receive compensation under our 2011 Management Incentive Plan.

2012 Management Incentive Plan.  Under our 2012 Management Incentive Plan, payments were subject to our achievement of minimum Adjusted EBITDA (as defined in the plan) of at least $1.5 million for fiscal year 2012. Incentives earned under the plan were structured to be paid as a single annual cash payment. Because we did not achieve minimum Adjusted EBITDA of at least $1.5 million for fiscal year 2012, our named executive officers did not receive compensation under our 2012 Management Incentive Plan.

2013 Management Incentive Plan.  Under our 2013 Management Incentive Plan, payments are subject to our achievement of both our fiscal year plan revenue and our fiscal year plan Adjusted EBITDA thresholds for fiscal year 2013, at which point an incentive pool begins to fund. “Adjusted EBITA” is defined under the plan as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that we do not consider reflective of our ongoing core operating performance. After achieving these minimum thresholds, the incentive pool funds as follows: (i) If we achieve our plan for Adjusted EBITDA but we do not exceed that plan by at least $700,000, and we do not exceed our plan for revenue by at least $1 million, then eighteen percent (18%) of Adjusted EBITDA in excess of the plan; (ii) If we exceed our plan for Adjusted EBITDA by at least $700,000, and we do not exceed our plan for revenue by at least $1 million, then eighteen percent (18%) of total Adjusted EBITDA; (iii) If we achieve our plan for Adjusted EBITDA but we do not exceed that plan by at least $700,000, and we exceed our plan for revenue by at least $1 million, then twelve percent (12%) of all revenue in excess of our plan, in all events to be capped at and not to exceed 35% of total Adjusted EBITDA; or (iv) If we exceed our plan for Adjusted EBITDA by at least $700,000, and we exceed our plan for revenue by at least $1 million, then both eighteen percent (18%) of total Adjusted EBITDA and twelve percent (12%) of all revenue in excess of our plan, in all events to be capped at and not to exceed 35% of total Adjusted EBITDA. Incentives earned under the plan are structured as a single annual payment to be paid in cash. The Compensation Committee has determined that, of the incentive pool, Mr. Baker is eligible to earn 18%, Mr. Mersch is eligible to earn 9%, and Ms. Harnett is eligible to earn 7.5%, provided that the Compensation Committee reserves the right to modify payments under the plan for any individual based on substandard or exceptionally outstanding performance.

Other equity compensation

Our Compensation Committee approved the equity compensation awards described below to our named executive officers during fiscal years 2011 and 2012 and to date during fiscal year 2013. All equity awards were made under our 2004 Equity Incentive Plan, and vesting of all equity awards is subject to the named executive officer remaining employed by or in a service relationship with us. Unless otherwise noted below, stock option awards vest monthly over a four-year period, with an initial one-year “cliff” vesting of one-fourth (¼) of the award, and their exercise price equals the fair market value (the closing price on The NASDAQ Stock Market, Inc.) of our common stock on the date of grant. Options will provide a return to the employee only if he or she remains in our service while the options vest, and then only if the market price of our common stock appreciates over the option term.

•	Grants made on March 5, 2011, in connection with annual performance reviews: Ms. Harnett, a stock option for 40,000 shares.
•	Grants made on March 8, 2012, in connection with annual performance reviews: Mr. Baker, a grant of stock options to purchase 250,000 shares, and Ms. Harnett, a grant of stock options to purchase 100,000 shares. Each grant is composed of three separate stock option agreements with different vesting terms designed to promote retention, to incentivize achievement of positive Adjusted EBITDA for fiscal year 2012, and to reward significant price performance of our common stock. Under the first stock option agreement, which covers one-third ( 1/3) of the grant, the option vests pursuant to our standard vesting schedule described above. Under the second stock option agreement, which covers another one-third ( 1/3) of the grant, the option vests pursuant to our standard vesting schedule set forth above; provided, however, that the option will accelerate and vest in full if the closing stock price of our common stock on The NASDAQ Stock Market, Inc. is equal to or greater than $5.00 per share for a period of 120 consecutive days. Under the third stock option agreement, which covers the remaining one-third ( 1/3) of the grant, the option vested in full by its terms on the date that our Compensation Committee determined that we had achieved Adjusted EBITDA profitability for fiscal year 2012, which determination was made on February 27, 2013; if the Compensation Committee had determined that the vesting event had not occurred, the option would have been forfeited.
•	Grants made on June 7, 2012, in connection with his hiring, and pursuant to a recommendation made under the terms of his employment offer letter: Mr. Mersch, a stock option for 250,000 shares with a vesting commencement date of April 9, 2012.
•	Grants made on December 6, 2012, in connection with her promotion to the position of Senior Vice President, Business Development: Ms. Harnett, a stock option for 100,000 shares, and a restricted stock award agreement for 15,000 shares, with the restricted stock award to vest in full one year from the date of grant.
•	Grants made on February 28, 2013, in connection with annual performance reviews: Mr. Baker, a stock option for 500,000 shares, and Mr. Mersch, a stock option for 50,000 shares.

Outstanding equity awards at fiscal year-end table

The following table provides information regarding each unexercised stock option and each unvested stock award held by our named executive officers as of December 31, 2012:

	Option Awards(1)						Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable		Number of Shares Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares Unvested (#)		Market Value of Shares Unvested ($)(2)
Charles C. Baker	325,000	(3)	0		2.56	12/10/2018	—		—
	44,687		20,313		4.90	3/3/2020
	189,583		160,417		3.21	10/7/2020
	83,333	(4)	166,667	(5)	1.25	3/7/2022
Eric L. Mersch	0		250,000		1.36	6/6/2022	—		—
Samantha E. Harnett	6,000		0		4.79	12/10/2017	15,000	(6)	42,000
	30,000		0		4.97	5/20/2018
	17,000		0		3.20	7/23/2016
	23,125		6,875		3.80	12/9/2019
	13,750		6,250		4.90	3/3/2020
	17,500		22,500		2.90	3/4/2021
	33,333	(4)	66,667	(5)	1.25	3/7/2022
	0		100,000		2.87	12/5/2022

(1)	Unless otherwise noted, option grants in this table that are not fully vested vest as to one-fourth (¼) of the shares on the one-year anniversary of the vesting commencement date and one forty-eighth ( 1/48) of the shares on the first day of each calendar month thereafter.
(2)	Based on a value of $2.80 per share, which was the closing price of the Company’s common stock on December 30, 2012, the last trading day on The NASDAQ Stock Market, Inc. for 2012.
(3)	Mr. Baker’s December 11, 2008 option was granted outside our option plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv), which exempts inducement grants to new employees from stockholder approval requirements.
(4)	This option vested upon the Compensation Committee’s determination on February 27, 2013, that we had achieved Adjusted EBITDA profitability for 2012. This table gives effect to that vesting as of December 31, 2012.
(5)	These options vest in accordance with the Company’s standard vesting terms set forth in footnote (1) above; provided, however, that vesting for one-half (½) of the shares will accelerate if the closing stock price of our common stock on The NASDAQ Stock Market, Inc. is equal to or greater than $5.00 per share for a period of 120 consecutive days.
(6)	This stock award vests in full on December 6, 2013, subject to Ms. Harnett’s continued service relationship with us.

Post-termination protection and payments

Standard change of control agreements.  Our Board of Directors has authorized a form of Change of Control Agreement for each of our current and future officers of a level of Vice President and above, and we have entered into this agreement with each of our named executive officers who are currently in office. The Change of Control Agreement provides that in the event employment is terminated without cause, or is constructively terminated, within 12 months of a change of control of us (including a merger or sale of assets), 50% of all unvested stock rights held by that officer as of such date shall become fully vested on the termination date. For this purpose, “stock rights” means all options or rights to acquire shares of our common stock, stock appreciation rights, performance units and performance shares, and it includes all options issued from our 1999 Stock Plan and 2004 Equity Incentive Plan.

Employment agreements.  Terms of employment contracts and other agreements entered into between us and our named executive officers may also provide for post-termination protection, whether in connection with a change of control or as a result of termination of employment under other circumstances. Currently, only Mr. Baker is a party to any such agreement with us. Pursuant to his employment agreement, if Mr. Baker’s employment with us terminates other than for cause (as defined in the agreement), or Mr. Baker resigns for good reason (as defined in the agreement), then Mr. Baker will be entitled to receive severance equal to six months of his then-current annual base salary, plus payment of COBRA medical insurance premiums for a period of up to six months. Mr. Baker’s receipt of any post-employment payments will be subject to Mr. Baker signing a full and complete release of all claims against us.

The following “Audit Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and it shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee is responsible for reviewing the scope and timing of audit services and any other services that ZipRealty’s independent registered public accounting firm is asked to perform, the auditor’s report on ZipRealty’s consolidated financial statements following completion of its audit, and ZipRealty’s policies and procedures with respect to internal accounting and financial controls. The Board of Directors adopted a revised written charter for the Audit Committee in March 2006, a copy of which is available on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” All members of this committee are independent members of the Board of Directors within the meaning of the independent director standards of both The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission.

We reviewed ZipRealty’s audited consolidated financial statements for fiscal year 2012 and discussed such statements with management. We discussed with Moss Adams LLP, ZipRealty’s independent registered public accounting firm during fiscal year 2012, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board from Moss Adams LLP regarding its communications with the Audit Committee concerning independence, and we have discussed with Moss Adams LLP its independence.

Based on the review and discussions noted above, we recommended to the Board of Directors that ZipRealty’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

Gary A. Wetsel Chair	Elisabeth H. DeMarse	Stanley M. Koonce, Jr.

February 26, 2013

Stockholder Proposals

You may present proposals for inclusion in our proxy statement for consideration at our 2014 annual meeting of stockholders by submitting them in writing to our Secretary in a timely manner and in compliance with our procedures, as set forth below.

Timing.  Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, your proposal must be received by us no later than December 18, 2013 to be included in the proxy statement for our 2014 annual meeting. Any proposal submitted by you after December 18, 2013, but on or before January 17, 2014, may be eligible for consideration at next year’s annual meeting, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposal received after January 17, 2014 will be considered untimely for our 2014 annual meeting, in accordance with the advance notice procedures set forth in our bylaws.

Procedures.  Any stockholder proposal must be delivered in writing to our Secretary, c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. The proposal must follow the procedures and meet the requirements set forth in our bylaws, which include, without limitation: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of our stock that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in its capacity as a proponent to a stockholder proposal. Any proposal that is not submitted in accordance with those procedures and requirements will be considered improperly brought for our 2014 annual meeting.

In addition, for your proposal to be included in the proxy statement for our 2014 annual meeting, it must comply with the provisions of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Any proposal that is not submitted in accordance with those provisions will not be eligible for inclusion in our proxy statement for our 2014 annual meeting.

By order of the Board of Directors,

Samantha E. Harnett
Secretary

April 17, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

ZIPREALTY, INC.

May 30, 2013

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230304000000000000 6 053013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, "FOR" ITEMS 2 AND 3, AND "THREE YEARS" IN ITEM 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of two Class III directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Stanley M. Koonce, Jr. — Class III director
○ Gary A. Wetsel — Class III director

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. Ratification of appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013: FOR ☐ AGAINST ☐ ABSTAIN ☐

3. By non-binding vote, approval of the compensation of the Company's named executive officers: FOR ☐ AGAINST ☐ ABSTAIN ☐

4. By non-binding vote, approval of the frequency of holding future advisory votes to approve executive compensation: 3 years ☐ 2 years ☐ 1 year ☐ ABSTAIN ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEMS 2 AND 3, "THREE YEARS" IN ITEM 4, AND IN THE DISCRETION OF PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

Signature of Stockholder ________ Date: ______ Signature of Stockholder ________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

ZIPREALTY, INC.

PROXY

The shares of stock you are entitled to vote will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR ALL NOMINEES" in Item 1, "FOR" Items 2 and 3, "THREE YEARS" in Item 4, and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Eric L. Mersch, Samantha E. Harnett and Karen B. Seto, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders to be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, on May 30, 2013, at 8:00 a.m., Local Time, or any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

(Continued and to be signed on the reverse side)

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